UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Moore Wallace Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No	fee required.

☐ Fee	computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount Previously Paid:

2)     Form, Schedule or Registration Statement No.:

3)     Filing Party:

4)    Date Filed:

On November 9, 2003, the following was distributed to managers at Moore Wallace Incorporated:

Talking Points: Moore Wallace & RR Donnelley Combination

Before you meet or talk with your reports, please read:

1.	Mark Angelson’s letter to all employees.
2.	All employee FAQ
3.	FAQ for sales
4.	Press Release

Please let your people know that everyone with Intranet access will find this information on InMooreWallace. (SALES: There is a tool on the Intranet that will allow your reps to send a short HTML e-mail about this combination to customers.)

Please make sure that all the combination-related information is printed and posted on the bulletin boards in your office or facility.

Key points to reinforce during your meeting:

➢	This is an exciting combination. It gives Moore Wallace a broader product line, a more complete service platform, the best known name in the printing industry, and the increased size and scale that will support growth and investment.

➢	You can take this as a compliment. Your hard work demonstrated that two respected, long-time printing organizations can come together and work together to create a successful combination. The “Moore way” or the “Wallace way” wasn’t a favored approach. The “best way” was chosen. That philosophy will continue.

➢	Mark Angelson will be the CEO of the combined organization. He will be running the new entity.

➢	This combination is complementary, not duplicative. There is very little overlap in the businesses.

➢	The combination is expected to be completed in the spring. There will be integration teams assigned to facilitate the combination. But in the meantime, everyone needs to stay focused on our business. Customers still need the products and services we provide, and our investors still require a return. More information will be distributed as it becomes available – but there are restrictions on what kinds of information can be made public during the period before the combination becomes final.

Let’s all take a moment to say, “Wow!” and then get back to doing the things that are making Moore Wallace successful.

This communication is not a solicitation of a proxy from any security holder of Moore Wallace or RR Donnelley. Moore Wallace and RR Donnelley intend to file a Joint Management Information Circular and Proxy Statement regarding the proposed transaction with the U.S. Securities and Exchange Commission (SEC) and the securities commissions or equivalent regulatory authorities in Canada. WE URGE INVESTORS IN RR DONNELLEY AND MOORE WALLACE TO CAREFULLY READ THE JOINT MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT RR DONNELLEY, MOORE WALLACE AND THE PROPOSED TRANSACTION. Investors will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, and at the website of the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) maintained by the Canadian Securities Administrator at www.sedar.com. Documents filed with the SEC by RR Donnelley will be available free of charge from Investor Relations, RR Donnelley, 77 West Wacker Drive, Chicago, IL 60601, Tel. (312) 326-8926. In addition, documents filed with the SEC by Moore Wallace will be available free of charge from Moore Wallace, One Canterbury Green, Stamford, CT 06901, Attention: Investor Relations, Tel. (203) 406-3749.

RR Donnelley, Moore Wallace and their executive officers and directors may be deemed to be participants in the solicitation of proxies from RR Donnelley and Moore Wallace security holders in favor of the proposed transaction. Information regarding the security ownership and other interests of RR Donnelley’s and Moore Wallace’s executive officers and directors will be included in the Joint Management Information Circular and Proxy Statement.